Exhibit 99.2

FOR IMMEDIATE RELEASE

CIT DECLARES DIVIDENDS; ANNOUNCES COMPLETION
OF HOME LENDING SALE

        NEW YORK — July 14, 2008 — CIT Group Inc. (NYSE: CIT), a leading global commercial finance company, today announced that its Board of Directors declared a regular quarterly cash dividend of $0.10 per share on its outstanding common stock. The common stock dividend is payable on August 29, 2008 to shareholders of record on August 15, 2008.

        CIT’s Board of Directors also declared quarterly cash dividends of $0.396875 per share on the Company’s Series A preferred stock, $1.297250 per share on the Company’s Series B preferred stock and $1.093750 per share on the Company’s Series C preferred stock. The preferred stock dividends are payable on September 15, 2008 to holders of record on August 29, 2008.

HOME LENDING SALE COMPLETE

        CIT also announced that it completed the sale of its Home Lending assets on July 8 and has received substantially all of the $1.8 billion of cash proceeds. The servicing operation and final cash payment remain on schedule to close in the first quarter of 2009. On July 1, 2008, CIT announced its agreement to sell its Home Lending business, consisting of $9.3 billion in assets and related servicing operations, to Lone Star Funds for $1.5 billion in cash and the assumption of $4.4 billion of outstanding debt and other related liabilities, as well its approximately $470 million manufactured housing portfolio to Vanderbilt Mortgage and Finance, Inc. for approximately $300 million.

        CIT will issue its second quarter financial results before the market opens on Thursday, July 17, 2008. CIT will hold a conference call and audio webcast to discuss the results and other matters at 9:00 AM EDT. Details can be found on the Investor Relations section of CIT’s website at http://ir.cit.com.

        Individuals interested in receiving future updates on CIT via e-mail can register at http://newsalerts.cit.com

About CIT

CIT (NYSE: CIT) is a global commercial finance company that provides financial products and advisory services to more than one million customers in over 50 countries across 30 industries. A leader in middle market financing, CIT has more than $80 billion in managed assets and provides financial solutions for more than half of the Fortune 1000. A member of the S&P 500 and Fortune 500, it maintains leading positions in asset-based, cash flow and Small Business Administration lending, equipment leasing, vendor financing and factoring. The CIT brand platform, Capital Redefined, articulates its value proposition of providing its customers with the relationship, intellectual and financial capital to yield infinite possibilities. Founded in 1908, CIT is celebrating its Centennial throughout 2008. www.cit.com

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CIT MEDIA RELATIONS:
C. Curtis Ritter
Director of External Communications & Media Relations
(212) 461-7711
curt.ritter@cit.com

Mary Flynn
Director of Media Relations
(212) 461-7860
mary.flynn@cit.com

CIT INVESTOR RELATIONS:
Ken Brause
Executive Vice President
(212) 771-9650
ken.brause@cit.com